Exhibit 10.1

Form of

MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT (the “Agreement”) is made and entered into effective as of ______________, 2006, by and between StarMed Group, Inc., a California corporation (“Company”) and Steven L. Rosenblatt M.D., A Professional Corporation (“Physician”). The term “Physician” shall be deemed to also include Dr. Steven L. Rosenblatt, M.D., the sole shareholder of Steven L. Rosenblatt M.D., A Professional Corporation, whenever the context so requires.

RECITALS

A.         Physician owns and operates a medical practice specializing in preventative medicine. Part of Physician’s practice includes the operation of a “wellness center,” located at ___________________________, California (the “Wellness Practice Site”), at which Physician offers a variety of wellness, fitness, therapeutic and related programs and services (“the “Wellness Practice”). Attached hereto as Exhibit “A” is a list of the Wellness Practice services Physician provides at the Wellness Practice Site.

B.           Company has special expertise and experience in the management of wellness centers, including wellness centers of the type operated by Physician.

C.           Company desires to provide Physician with the necessary support to manage the business aspects of the Wellness Practice so that Physician can concentrate on the development of the professional aspects of the Wellness Practice.

D.           Physician desires to obtain from Company, and Company desires to provide to Physician, certain management services, as set forth herein, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, the parties to this Agreement do hereby agree as follows:

1.            Company’s Services.   Company shall provide the following management services, items and space (collectively, “Services”) with respect to the Wellness Practice:

a.            Day-to-Day Management.     Physician hereby appoints and engages Company as its sole and exclusive agent to manage and administer the day-to-day business functions and services related to the non-medical aspects of the Wellness Practice. Company’s performance of the Services shall involve such expenditure of time as Company determines is necessary or advisable in its reasonable discretion. Notwithstanding the appointment and engagement of Company to provide the Services, Physician shall have the exclusive authority and control over the professional aspects of the Wellness Practice to the extent the same constitute or directly affect the practice of medicine, including but not limited to all evaluations, diagnoses, treatment and ethical determinations that are required by applicable law to be decided by a physician. Physician acknowledges that Company provides management services to other physicians and medical groups, and agrees that Company may continue to do so throughout the term of this Agreement. Physician further acknowledges and agrees that, in addition to its management company business, Company conducts a separate business providing wellness services and goods that are not legally required to be provided or supervised by a physician (the “Company Wellness Business”). Company will conduct the Company Wellness Business at the Wellness Practice Site; however, Physician acknowledges and agrees that it shall have no interest in the Company Wellness Business, except as agreed to by Physician and Company in writing.

b.	Non-Physician Personnel.

i.             Company shall employ and provide to Physician such non-medical personnel services, including a receptionist, patient counselor, secretarial and transcribing personnel, management and purchasing personnel and janitorial and maintenance personnel, as Company determines to be necessary or appropriate, after consultation with Physician, for the efficient and proper operation of the Wellness Practice (collectively, the “Support Personnel”). Physician shall be solely responsible for employing or engaging, at Physician’s sole cost and expense, any and all physicians and other licensed healthcare personnel (collectively, “Healthcare Personnel”) necessary or desirable for the operation of the Wellness Practice.

ii.            Company shall be responsible for the hiring, supervising, training, disciplining, and termination of the Support Personnel, including making all determinations regarding the retention, promotion, demotion, awarding of bonuses, salary adjustments and other matters affecting the terms and conditions of the employment or engagement of the Support Personnel in accordance with and subject to such personnel policies as may be adopted from time to time by Company. Staffing levels, work hours and shifts and employee benefit programs shall be established and implemented by Company in accordance with the policies and funding arrangements developed by Company. Company shall periodically review and evaluate the performance of the Support Personnel and shall use reasonable efforts, after considering Physician’s comments and suggestions, to reassign, terminate, or make scheduling changes of any Support Personnel who are incompatible with Physician.

iii.           Company shall be responsible for compensating the Support Personnel, and shall provide payroll accounting services and maintain employee records, workers’ compensation insurance, unemployment insurance, and such employee benefit programs for the Support Personnel as it determines are necessary or advisable in its sole discretion.

iv.           Although Physician shall be responsible for compensating itself and all other Healthcare Personnel and shall maintain such employee benefit programs as it determines are necessary or advisable in its sole discretion, Company shall be responsible for administering the payment of compensation to Healthcare Personnel providing Wellness Practice services, including providing payroll and accounting services, preparing checks for the signature of Physician and maintaining employee records. Company shall also administer the payment of all applicable vacation pay, sick leave, and retirement, health and life insurance benefits provided by Physician, at Physician’s sole cost and expense, to the Healthcare Personnel.

c.	Billing and Collection.

i.             Company shall provide, or arrange for the provision of, all billing and collection services that Company reasonably determines are necessary or appropriate in connection with the charges resulting from the performance of Wellness Practice services by Physician and the Healthcare Personnel. In connection with the billing and collection services to be provided hereunder, Company, or the third party engaged to provide such services, shall prepare invoices; input billing information; prepare computerized billing statements; submit claims to third party payors; and respond to telephone inquiries from patients and payors concerning patient bills. Company shall have discretion to compromise, settle, write off or determine not to appeal a denial of any claim for payment for any particular professional service rendered on behalf of the Wellness Practice. Company may also refer unpaid bills to collection agencies or attorneys for collection, provided, however, that the cost and expense of such collection agencies or attorneys shall be borne solely by Physician. Company shall deposit all payments into the “Non-Governmental Payors Account” or the “Governmental Payors Account” (collectively, the “Bank Accounts”), as appropriate, as further described in Section 2.a. below. Company shall provide monthly and year-to-date reports showing all billings, collections, and accounts receivable and the aging of same.

ii.            Physician hereby appoints Company for the term of this Agreement as its true and lawful attorney-in-fact for the following purposes:

1.            To bill in Physician’s name and on its behalf, (a) patients; (b) any third party payors; and (c) any other persons or entities who are obligated to pay for Wellness Practice services performed by Physician and the Healthcare Personnel.

2.            To collect in the name of Physician and on its behalf all charges, fees or other amounts resulting from or related to the Wellness Practice professional and ancillary services performed by Physician at the Wellness Practice Site.

3.            To receive all payments arising from Physician’s provision of Wellness Practice professional and ancillary services; take possession of and endorse in the name of Physician all cash, notes, checks, money orders, insurance payments and any other instruments received as payments of accounts receivable of Physician in connection with the Wellness Practice, however arising, and deposit all such payments in either the “Non-Governmental Payors Account” or the “Governmental Payors Account,” as such terms are defined in Section 2.a. Physician shall immediately forward to Company, and insure that the Healthcare Personnel immediately forward to Company, any such payments that may come into its or their possession. Physician hereby expressly authorizes and grants Company the right to open any mail or messengered envelopes or packages sent by any Wellness Practice patient or third party payor with respect to Wellness Practice services and which lists Physician as the addressee. Physician agrees that it shall not attempt to stop, hinder, interfere with, re-direct or divert any claims, payments or explanation of benefits in connection with Wellness Practice services, whether submitted or paid in a written form, by facsimile or electronically.

4.            To deposit all “Gross Revenues,” as such term is defined in Section 2(a) below, directly into the appropriate Bank Account.

The foregoing power of attorney is coupled with an interest, and shall be irrevocable during the term of this Agreement or while Company is owed its Management Fee.

d.            Furniture, Furnishings and Equipment.     Company hereby agrees to provide to Physician the use of all of the furniture, furnishings and equipment, including but not limited to, medical equipment (collectively, the “Equipment”) necessary or desirable, as determined by Company, after consultation with Physician, for use in the Wellness Practice. Physician agrees that the Equipment currently located at the Wellness Practice Site is satisfactory for its purposes, and accepts the Equipment “as is” in its present condition. The use by Physician of the Equipment shall be subject to the following conditions:

i.             Title to all of the Wellness Practice Equipment owned by Company shall remain in Company at all times, and upon the termination of this Agreement, Physician shall surrender the Equipment to Company in as good condition as it is in as of the date hereof, subject to normal wear and tear.

ii.            Company shall maintain and repair, or arrange for the maintenance and repair of, the Equipment, other than damage caused by the negligence or willful misuse of the Equipment by Physician, provided, however, that Physician shall use reasonable efforts to prevent damage to and excessive wear and tear of the Equipment, and shall promptly advise Company of any needed repairs or damage to any item of the Equipment. If Company determines that any existing item of Equipment utilized in Physician’s Wellness Practice is worn out or obsolete and that it is unreasonable, impossible or economically impractical to repair, and if Company further determines, after consultation with Physician, that such item is necessary or appropriate for the efficient operation of Physician’s Wellness Practice, then Company shall purchase or lease Equipment which is the same model or functional equivalent as the item to be replaced.

iii.           Company shall be responsible for payment of all property taxes and other assessments relating to or arising out of the ownership or use of the Wellness Practice Equipment that accrue on or after the date of this Agreement.

e.            Supplies.           Company shall order and purchase such non-prescription, medical and office supplies as are reasonably necessary in connection with the operation of the Wellness Practice. In ordering supplies for Physician, Company shall consult with Physician from time to time.

f.            Wellness Practice Site.

i.             Company shall provide to Physician, at its sole cost and expense, the premises defined as the “Wellness Practice Site” in Recital A above, together with all appurtenances, improvements and fixtures, at which Physician shall conduct the Wellness Practice. Changes in location of the Wellness Practice Site may be effected by Company after consultation with Physician as of the expiration of any lease or other arrangement by which Physician leases or occupies the Wellness Practice Site or at any other time as may be approved in writing by Company after consultation with Physician.

ii.            Company shall provide or arrange for all of the lessee maintenance and repair obligations for the Wellness Practice Site that are required to be performed pursuant to the terms of the Wellness Practice Site lease between Company and its landlord, and any and all other maintenance and repairs to the Wellness Practice Site which Company, after consultation with Physician, determines to be necessary.

iii.           Company shall provide or arrange for all utilities and building services related to the utilization by Physician of the Wellness Practice Site.

iv.           Physician acknowledges that Company is the owner of the name, “StarMed” and any related or similar names, derivations thereof or trademarks (collectively, the “Name”) and has the right to use the Name in connection with Company’s business. Company hereby grants to Physician a revocable license to make reasonable use of the Name in connection with the Wellness Practice conducted by Physician at the Wellness Practice Site. Physician acknowledges that this Agreement gives Physician only a conditional right to use the Name, which right shall automatically expire, without notice or further action by Company, upon the expiration or early termination of this Agreement for any reason, by either party, and Physician shall immediately cease using the Name in connection with the Wellness Practice. Further, unless Physician obtains the prior written consent of Company, Physician agrees to not use, or allow others to use, the Name in connection with any other business or professional practice he or others may conduct. Physician shall cooperate fully with Company in completing, renewing and filing any documents that must be submitted to the Medical Board of California, and any fictitious business name statement related to the Name, to evidence Physician’s agreement to the provisions contained in this Section 1(iv), including signing the Application for Cancellation of Fictitious Name Permit attached hereto as Exhibit “B” and incorporated herein by this reference.

g.            Advertising and Marketing.   Company shall assist Physician in advertising and marketing the Wellness Practice services provided by Physician at the Wellness Practice Site. In assisting Physician, Company shall provide, at its sole cost and expense, general advertising and marketing services, which may include the preparation of, or contracting with third parties for the preparation of, signs, brochures, letterhead, ads and other marketing materials for Physician, subject to Physician’s prior approval (all such advertising and marketing services shall be referred to collectively herein as the “Advertising Services”). In providing such Advertising Services, Company is acting solely in its capacity as administrator of the Wellness Practice. At no time shall Company hold itself out as providing, or actually provide, Wellness Practice services on behalf of Physician. Company shall be the owner and holder of all right, title, and interest in and to all marketing, advertising and public relations materials created or implemented on behalf of Physician in connection with the Wellness Practice Services.

h.            Bookkeeping and Accounting Services.    Company shall provide Physician with such bookkeeping and accounting services as Company determines are necessary or appropriate for the efficient and proper operation of the Wellness Practice. Such services may include the maintenance, custody and supervision of medical records, as further discussed in Section 6.a.; custody and supervision of business records, papers, documents, journals and reports relating to the business operations of the Wellness Practice; the establishment, administration and implementation of accounting procedures, controls, forms and systems; the preparation of unaudited financial statements; and the processing and payment of Physician’s accounts payable relating to the Wellness Practice.

i.             Additional Services. If Physician desires that Company provide services in addition to those listed in this Section 1, and Company desires to provide such additional services, the parties may negotiate for Company to provide such additional services on such terms and for such additional compensation as the parties may agree upon in writing.

2.	Bank Account.

a.            Governmental Payors Account and Non-Governmental Payors Account. Physician shall open the following bank accounts at a bank or other suitable financial institution (the “Agent”) as mutually agreed upon by the parties:

i.             An account (the “Governmental Payors Account”) into which Company shall deposit all checks, money orders and other instruments received from the Medicare and other programs established by the federal or state governments that require payments for healthcare services to be made directly to the providers of such services (collectively, the “Governmental Payments”). All Governmental Payments shall be deposited into the Governmental Payors Account via electronic funds transfer or lock box arrangement. Physician shall instruct the Agent, pursuant to a standing order (the “Governmental Payors Account Standing Order”) to automatically transfer from the Governmental Payors Account, at the end of each business day, all amounts deposited into the Governmental Payors Account to such separate second bank account in the name of Company (the “Company Account”) as Company may designate to the Agent from time to time; and

ii.            An account (the “Non-Governmental Payors Account”) into which Company shall deposit all checks, money orders and other instruments that do not constitute Governmental Payments (the “Non-Governmental Payors Account”). The Non-Governmental Payors Account shall require two (2) signatures for all drafts, checks and withdrawals: (i) the signature of Physician and (ii) the signature of Herman Rappaport, the president of Company, or his designee. Physician shall instruct the Agent, pursuant to a standing order (the “Non-Governmental Payors Account Standing Order”) to automatically transfer from the Non-Governmental Payors Account, at the end of each business day, all amounts deposited into the Non-Governmental Payors Accounts to the Company Account.

b.            Governmental Payors Account Standing Order.     Physician shall at all times have sole control over the Governmental Payors Account and may rescind or otherwise change the Governmental Payors Account Standing Order given to the Agent. However, while Physician shall have the power to rescind the Governmental Payors Account Standing Order, any such rescission or change by Physician shall be a breach of this Agreement by Physician and grounds for immediate termination of this Agreement by Company.

c.             Non-Governmental Payors Account Standing Order.              With respect to the Non-Governmental Payors Account, Company agrees that the Non-Governmental Payors Account Standing Order shall include instructions to the Agent that such Standing Order may be rescinded or changed only upon the written consent of both Physician and Company.

Any such unauthorized rescission or change by Physician in the Non-Governmental Payors Standing Order shall be a breach of this Agreement by Physician and grounds for immediate termination of this Agreement by Company.

3.	Compensation for Services.

a.            Management Fee.         Company and Physician acknowledge and agree that Company shall incur substantial time, cost and expense in performing the Services on behalf of Physician, and that such costs and expenses will vary over the term of this Agreement. Additionally, the parties acknowledge and agree that the level and intensity of the Services will increase as the volume of Physician’s Wellness Practice increases. Company and Physician acknowledge that the Management Fee, as such term is defined below, has resulted from arm’s length negotiations between the parties and does not take into account the volume or value of referrals or business otherwise generated between the parties, and is consistent with fair market value for the Services, including the Equipment space and supplies provided by Company to Physician. Accordingly, as compensation in full for the performance of the Services hereunder, Physician shall pay Company a fee of ninety five percent (95%) of Physician’s Gross Revenues received by Physician during the term of this Agreement and thereafter, as set forth in Section 5.c. below (the “Management Fee”). As used herein, the term “Gross Revenues” shall be defined to mean all amounts received by Physician relating to any and all professional services and ancillary services rendered by Physician and the Healthcare Professionals to patients in connection with the Wellness Practice, whether such revenues are received in cash from patients, private or prepaid insurance, other third party payors or from any other source. If Physician or the Healthcare Professionals directly receive any Gross Revenues, Physician shall immediately deliver any and all such Gross Revenues to Company for deposit into the appropriate Bank Account.

b.            Payment Date.                Due to its substantial investment and the costs and expenses Company has incurred and will incur in performing its duties hereunder, the Management Fee shall be due and payable on a daily basis throughout the term of this Agreement. At the end of each calendar month, Company shall be responsible for determining the amount of the Management Fee payable to Company for that month based on Physician’s Gross Revenues for that month and the amount that may be retained by Physician, and Company shall distribute the Gross Revenues accordingly. If Physician fails or refuses to pay, or prevents payment of, the Management Fee or any portion thereof, to Company when due, Company shall be entitled to interest on the overdue amount at the greater of ten percent (10%) per annum or the highest amount allowed by law, such interest to commence accruing as of the due date of such payment. The foregoing remedies of Company, together with all other remedies of Company set forth herein, shall be cumulative and in addition to all other rights and remedies afforded to Company at law or in equity.

c.            Quarterly Review.         Company and Physician shall review, on a quarterly basis, the Management Fee and make adjustments to it if necessary to insure that both Physician and Company are being paid their costs.

d.            Revolving Credit Line. Company and Physician understand that it will take time before the Wellness Practice begins to generate sufficient revenues to cover their respective costs. In order to allow Physician to cover his direct costs during the start-up phase of the Wellness Practice, Company shall make available to Physician a revolving credit line of $________________, which Physician can access solely for the purpose of covering his direct costs, such as the cost to engage Healthcare Personnel. So long as there exists an outstanding balance under the revolving credit line, the portion of Gross Revenues that would otherwise have been retained by Physician shall be applied towards the repayment of outstanding obligations under the credit line. Attached hereto as Exhibit C is a form of the revolving credit line to be executed by Physician.

4.            Security Interest. In order to secure Physician’s timely payment of the Management Fee, any other sums owed to Company by Physician, and the performance of any other obligation of Physician under this Agreement, Physician hereby grants Company a security interest in and to all of the Gross Revenues, accounts receivable, cash and all funds in the Bank Accounts and other deposit accounts, whether now existing or hereafter acquired, pertaining to and generated by or in connection with the Wellness Practice conducted by Physician. To evidence the security interest granted to Company herein, Company and Physician shall enter into the “Security Agreement,” attached hereto as Exhibit “D” and incorporated herein by this reference. Company shall file a UCC-1 financing statement with the California Secretary of State documenting the security interest granted to Company, and Physician shall cooperate with Company in filing such UCC-1. Upon the release of the security interest granted herein, Company shall complete and file a UCC-2 releasing such security interest.

5.	Term and Termination.

a.            Term. The initial term of this Agreement shall be for ____________ (_____) years commencing as of the date first written above; thereafter, except as provided in Section 5.b. of this Agreement, this Agreement shall renew automatically for successive terms of ________(____) years each, unless either party notifies the other party in writing not less than ninety (90) days’ prior to the end of the then current term, of its intention to not renew this Agreement.

b.	Termination.

i.             Either party may terminate this Agreement for cause upon the material breach of this Agreement by the other party, if such breach is not cured within thirty (30) days following written notice of such breach, provided, however, that if the breach is based upon Physician’s failure to pay Company the Management Fee or any other financial obligation due to Company (collectively, “Financial Obligations”), then the cure period for breaches of Financial Obligations shall be five (5) days. Except with respect to Financial Obligations, if the nature of the breach is such that it cannot reasonably be completed within thirty (30) days, no termination shall occur if such cure is commenced within such thirty (30) day period and diligently prosecuted to completion.

ii.              Either party may terminate this Agreement upon the filing, with respect to the other party, of a voluntary or involuntary petition in bankruptcy if such petition is not dismissed within thirty (30) days of such filing; or upon the appointment of a receiver or trustee to take possession of all, or substantially all, of the assets of a party, if such appointment is not terminated within thirty (30) days.

iii.           Company may terminate this Agreement immediately upon the occurrence of any of the following events:

(a)          The sale or transfer of substantially all of Physician’s assets or, any ownership interest in the entity that comprises “Physician,” or the merger, reorganization, liquidation or dissolution of Physician for any reason;

(b)          The suspension, revocation, restriction, termination or non-renewal of Physician’s medical license or DEA registration;

(c)          The denial, suspension, revocation, restriction, termination, or non-renewal of Physician’s Medicare or Medi-Cal provider number;

(d)          The suspension, revocation, restriction, termination or non-renewal of Physician’s medical staff membership or practice privileges at any hospital;

(e)          The cancellation, termination or non-renewal of the insurance coverage required pursuant to Section 8 of this Agreement;

(f)           The felony conviction, or conviction of any crime involving moral turpitude, of Physician;

(g)          The unauthorized rescission or change by Physician of the Agent Instructions described in Section 2.b.; or

(h)          If any of the events described in Sections 5.b.iii. (b) - (g) occur with respect to any physician(s) or Healthcare Personnel employed or engaged by Physician to provide Wellness Practice services and Physician fails to immediately terminate such physician’s or Healthcare Personnel’s rights to perform services for the Wellness Practice.

c.           Effect of Termination.         Upon termination or expiration of this Agreement, each party’s respective obligations hereunder shall terminate in full, except for those obligations which either explicitly, as set forth in this Agreement, or by their nature survive the termination or expiration of this Agreement including but not limited to Company’s continued right to receive the Management Fee after the termination or expiration of this Agreement, to the extent such Gross Revenues arose out of services performed by Physician and the Healthcare Personnel during the term of this Agreement. In addition, Physician shall return all documents, data and other materials or information that constitute “Confidential Information” as defined in Section 11.a. below.

5.           Physician Covenants. Physician covenants and agrees that, at all times during the term hereof, Physician shall (a) insure that Physician has an unrestricted license to practice medicine in the State of California; (b) maintain the insurance required pursuant to Section 8; (c) conduct the Wellness Practice during regular business hours as provided in Section 1.f.; (d)

conduct the Wellness Practice in compliance with all applicable federal, state and local laws, rules and regulations; (e) not enter into discussions or negotiations or an agreement with any other person or entity regarding some or all of the Services; (f) supply timely, accurate and complete billing and coding information to Company in the format designated by Company; (g) insure that all employment policies, standards and practices of Physician comply with applicable federal and state law; (h) if incorporated, maintain Physician’s corporate existence in good standing at all times; (i) not provide Wellness Practice services except through and subject to this Agreement or other agreements between Company and Physician; (j) shall not cause, nor attempt to cause, any person or entity to send directly to Physician any payment in connection with the Wellness Practice; and (k) not direct the United States Post Office to change Physician’s address or to divert or forward to any other address mail addressed to Physician at Company’s address, unless Physician first obtains Company’s prior written consent.

6.	Records.

a.           Medical Records. Although Company shall maintain Physician’s Wellness Practice patient charts and records on behalf of Physician, Physician shall be solely responsible for making and reviewing all entries made by Physician and the Healthcare Professionals on all patient charts and records, and all such patient records and charts maintained by Company in connection with professional medical services provided by Physician shall be Physician’s property. Each of the parties hereto shall maintain and safeguard the confidentiality of all patient records, charts and other information generated in connection with the professional medical services provided hereunder in accordance with federal and state confidentiality laws and regulations, including without limitation, the California Confidentiality of Medical Information Act, Civil Code Section 56 et seq. and the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and the regulations thereunder. Notwithstanding the foregoing, Company shall have a continuing right to inspect and copy (at Company’s expense) all records pertaining to Physician’s Wellness Practice patients as may be necessary in connection with Company’s performance of Services pursuant to this Agreement or for other reasonable purposes, subject to federal and state confidentiality laws, and provided Company gives Physician at least five (5) days’ prior written notice. The parties shall execute the “Business Associate Agreement,” attached hereto as Exhibit “E” and incorporated herein by this reference, concurrently with the execution of this Agreement.

b.            Business Records.       All business and administrative records maintained by Company in connection with the Services provided to Physician shall be Company’s property. Notwithstanding the foregoing, Physician shall have a continuing right to inspect and copy (at Physician’s expense) all such business records for any reasonable purpose, provided Physician gives Company at least five (5) days’ prior written notice.

c.            Right to Inspect Records.        The right to inspect records set forth above in Sections 6.a. and 6.b. above shall survive the expiration or termination of this Agreement.

7.            Authority of Physician.            Notwithstanding the authority granted to Company in this Agreement, Company and Physician agree that Physician shall at all times exercise overall control of the operations of the Wellness Practice conducted by Physician, and shall retain legal responsibility for its operations. Company’s duties for Physician under this

Agreement shall be purely non-medical, and Company shall in no way exercise any medical judgment as to the nature of professional services or type of practitioner that any patient requires or receives. Rather, Physician shall be solely responsible for and have complete authority, supervision and control over the provision of professional healthcare services performed at the Wellness Practice Site, as Physician, in his sole discretion, deems appropriate and in accordance with all applicable laws and regulations.

8.            Insurance. Physician shall procure and maintain at all times during this Agreement, at its sole cost and expense, a professional liability insurance policy in the minimum amounts of One Million Dollars ($1,000,000) per occurrence and Three Million Dollars ($3,000,000) in the aggregate for the policy year covering Physician and any additional Healthcare Personnel it engages. Upon the expiration or termination of this Agreement, for any reason, if Physician does not continue its policy in full force and effect, Physician shall purchase “tail” coverage (i.e., an extended reporting endorsement with an unlimited reporting period) with the same coverage limits set forth above, within ten (10) days of such termination or expiration. Within ten (10) days after Company’s request, Physician shall furnish to Company certificates, endorsements and copies of all insurance policies required hereunder.

9.	Indemnification.

a.            Physician agrees to defend, indemnify and hold harmless Company, its officers, directors, shareholders, managers, representatives, employees and agents, from and against any and all losses, liabilities, damages, claims, judgments, costs or expenses, including attorneys’ fees, that Company may suffer, incur or become liable for, as a result of any act or omission by Physician or any of the Healthcare Personnel, or Physician’s breach of this Agreement.

b.            Company agrees to defend, indemnify and hold harmless Physician, its officers, directors, shareholders, representatives, employees and agents, from and against any and all losses, liabilities, damages, claims, judgments, costs or expenses, including attorneys’ fees, that Physician may suffer, incur or become liable for, as a result of any act or omission by Company or Company’s breach of this Agreement.

10.          Compliance with Laws.      The obligations of Company pursuant to this Agreement shall be subject to any limitations or restrictions which may be imposed by law or regulation, and Company may suspend any or all obligations hereunder, or, at its option, terminate this Agreement, if it determines, upon advice of counsel, that the performance of any obligation pursuant to this Agreement may contravene applicable law or regulation.

11.          Non-Disclosure of Company’s Professional and Business Practices, Trade Secrets, or Privileged Information; Non-Solicitation and Non-Interference.

a.            Physician agrees to keep confidential and to not use or disclose the professional and business practices, trade secrets or privileged information of Company and to keep such knowledge confidential in Physician’s dealings with any medical group, clinic or practice, hospital, health care facility, health care company, independent practice association (IPA) or other person or entity. Further, Physician agrees that it shall not disclose to any person or use (except for the benefit of Company) information obtained by Physician during the period of Physician’s relationship with Company as to customer lists, names of customers or customers addresses or telephone numbers, fee schedules or rates, business plans, business methods, marketing or strategic plans, financial statements, financial information, any and all computer programs (whether or not completed or in use), any and all operating manuals or similar materials that constitute the systems, policies and procedures of Company, or any other trade secrets, confidential or proprietary information respecting Company (collectively, “Confidential Information”). Except to the extent necessary for Physician to carry out its duties and obligations under this Agreement, Physician acknowledges and agrees that it is expressly prohibited from creating, making, duplicating, copying, retaining, taking, maintaining or possessing, by any means or method, any of Company’s Confidential Information either during or after the term of this Agreement. In furtherance of this Section 11, Physician agrees to execute an additional nondisclosure agreement at any time, if requested by Company.

b.            During the term of this Agreement and for a period of one (1) year thereafter, Physician agrees that at no time will Physician, directly or indirectly, or in action or in concert with others, solicit or attempt to solicit, call on, employ, contract with or take away, either for Physician or any other person, firm or entity, Company’s customers or referral sources, including, but not limited to, medical groups, clinics, hospitals, IPAs, individual physicians, Third Party Payors, self-insured employers, and preferred provider organizations.

c.            During the term of this Agreement and for a period of one (1) year thereafter, Physician agrees not to disrupt, damage, impair or interfere with the business of Company, whether by way of interfering with, raiding or soliciting Company’s employees, disrupting its relationship with or soliciting its agents, representatives, customers, vendors or otherwise, nor shall Physician undertake planning for or organization of any competitive organization or other business activity materially competitive with Company’s business, or combine with others for the purpose of organizing any such competitive organization.

d.            The obligations of this Section 11 shall be in full force and effect during the term of this Agreement and shall survive and continue indefinitely after the termination or expiration of this Agreement, except as otherwise limited by this Agreement. If the scope of any restriction contained above is too broad to permit enforcement of any such restriction to its full extent, then such restriction shall be enforced to the maximum extent permitted by law, and Physician hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce any such restriction.

e.            Physician hereby acknowledges and confirms that his violation of Section 11 would cause irreparable injury to Company, and that Company’s remedies at law for breach of Physician’s obligations under this Section 11 would be inadequate; therefore, Physician consents to and agrees that temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision hereof. In addition to specific performance, Company shall have the right and remedy to require Physician to account for and pay over to Company all compensation, profits, monies, accruals or other benefits derived or received by Physician as a result of any transactions constituting a breach of any of the provisions of Section 11, and all expenses (including reasonable attorneys’ fees) of Company in any action, suit or proceeding for breach of such provisions. Each of the rights and remedies enumerated herein shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to Company.

12.	Independent Contractor.

a.            In the performance of the duties and obligations under this Agreement, it is mutually understood and agreed that Company is at all times acting and performing as an independent contractor. None of the provisions of this Agreement is intended to create nor shall be construed to create any relationship between the parties other than that of independent entities contracting with each other solely for the purpose of effecting the provisions of this Agreement. Physician shall neither have nor exercise any control or direction over the methods by which Company performs the Services required of Company hereunder, or over Company’s best business judgment. The sole interest and responsibility of Company is to assure that the Services covered by this Agreement shall be performed in a competent, efficient and satisfactory manner.

b.            Company is solely responsible for and shall pay all required taxes in connection with the compensation paid to Company pursuant to this Agreement and shall provide Physician with proof of such payment upon demand. Physician will not withhold income taxes, or withhold or pay social security taxes (FICA) with respect to any such amount. Company shall indemnify and hold Physician harmless from any claims, liabilities, penalties, fines, expenses, damages or losses which Physician suffers, incurs or becomes liable for as a result or consequence of Company’s breach of this Section 12.b. Company shall have no claim against Physician for vacation pay, sick pay, retirement benefits, social security, workers’ compensation, disability, unemployment insurance or other employee benefits of any kind.

13.	General Provisions.

a.            No Assignment. Physician shall not assign any of its rights, nor delegate any of its duties under this Agreement. Subject to the foregoing restriction, this Agreement shall be binding on the parties hereto and their successors and permitted assigns.

b.            Severability.    If any provision of this Agreement as applied to any party or to any circumstance shall be found by a court to be invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of any such provision in any other circumstance, or the validity or enforceability of this Agreement, unless such invalidity or unenforceability would defeat an essential business purpose hereof, or except as otherwise provided herein.

c.            Notices. All notices or demands shall be in writing and shall be given personally, by electronic facsimile, or by certified mail. Notice shall be deemed conclusively made at the time of notice if given personally or by electronic facsimile or, if by certified mail, three (3) days after deposit thereof in the United States mail, properly addressed and postage pre-paid to the following addresses:

Physician:

Steven L. Rosenblatt M.D., A Professional Corporation

_____________________________________

_________________, California 9_________

Company:

StarMed Group, Inc., a California corporation

2029 Century Park East, Suite 1112

Los Angeles, California 90067

Herman H. Rappaport, President

d.            Waiver.             A waiver by either party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach thereof, nor shall it be deemed a waiver of performance of any other obligation hereunder.

e.            Entire Understanding.              This Agreement and any exhibits attached hereto contain the entire understanding of the parties hereto relating to the subject matter contained herein, and supersede all prior and collateral agreements, understanding, statements and negotiations of the parties. This Agreement can only be changed, modified, amended, rescinded or supplemented by a written agreement executed by both parties.

f.             California Law.            This Agreement shall be construed and enforced in all respects according to the laws of the State of California.

g.            Attorney’s Fees.         Should either party institute any action or proceeding, including without limitation arbitration, in connection with, relating to or arising out of this Agreement, the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including reasonable attorney’s fees, incurred in connection with such action or proceeding.

h.            Disputes.           For all disputes, claims or controversies arising in connection with, relating to, or arising out of this Agreement, the parties agree to first attempt to resolve such dispute, claim or controversy by non-binding mediation. The mediation shall be conducted by a mediator agreed upon by the parties. If the parties are unable to resolve their dispute, claim or controversy within thirty (30) days after a party’s request for mediation, then except as otherwise provided in Section 11 of this Agreement, all disputes, claims or controversies arising in connection with, relating to, or arising out of this Agreement, shall be settled by arbitration in accordance with the arbitration rules and procedures of JAMS, to the extent such rules and procedures are not inconsistent with the provisions set forth in this Agreement, and judgment on the award rendered may be entered in any court having jurisdiction thereof. Such arbitration shall be held in Los Angeles County, California. The arbitrator shall make written findings of fact and conclusions of law. The arbitrator shall have no authority to make conclusions of law or an award that could not have been made by a court of law, and shall have no right to make any award of punitive damages. All costs relating to the arbitration shall be borne equally by the parties, other than their own attorney’s and experts’ fees. The arbitrator shall award to the prevailing party all costs and expenses, including reasonable attorney’s fees, as provided above in Section 13.g. If either party to this Agreement initiates legal proceedings against the other party, other than arbitration in accordance with the rules of the American Arbitration Association as described above, the prevailing party shall be allowed such costs and reasonable attorneys’ fees as the court may allow.

i.             Interpretation of Agreement.  The parties acknowledge and agree that because all parties and their attorneys participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement that construes any language, whether ambiguous, unclear or otherwise, in favor of, or against any party by reason of that party’s role in drafting this Agreement.

j.             Additional Acts.           The parties hereto agree to perform such other acts, and to execute and file such additional documents, as may be required from time to time to carry out the provisions of this Agreement or the intentions of the parties.

k.            Agreement of Physician.         Physician covenants and agrees that it shall obtain the written agreement of the Healthcare Personnel, whether such agreement is contained in an employment agreement or otherwise, to abide by each of the provisions contained in this Agreement that impose an obligation on Healthcare Personnel, and that it shall take all reasonable steps to enforce the Healthcare Personnel’s written agreement to abide by such provisions.

l.             Guaranty.          As a material inducement to and in consideration of Company’s entering into this Agreement, Steven L. Rosenblatt, M.D. hereby unconditionally guarantees the full performance of each and every provision, term, covenant, condition and obligation of Physician under this Agreement, including without limitation the payment of the Management Fee set forth in Section 3 above and any other indebtedness accruing pursuant to this Agreement.

m.           Confidentiality.            Except for disclosure to their respective attorneys and accountants, neither party shall disseminate or release to any third party any information regarding any provision of this Agreement without obtaining the prior written consent of the other party, provided, however, that this prohibition shall not apply to information which (i) is generally available to the public other than as a result of a breach of this Section 13.m.; or (ii) which is required to be disclosed by law or pursuant to court order.

IN WITNESS WHEREOF, this Agreement is executed effective as of the date and year first set forth above.

“COMPANY”	“PHYSICIAN”
STARMED GROUP, INC.,	STEVEN ROSENBLATT M.D.,
a California corporation	A Professional Corporation

By:	_____________________________	By:	_____________________________
	Herman H. Rappaport, President	Its:	_____________________________

_________________________________, STEVEN L. ROSENBLATT, M.D., Individually

EXHIBIT “A”

LIST OF WELLNESS PRACTICE SERVICES

1.	Initial consultations and re-evaluations for various wellness services, including anti-aging programs, disease prevention, weight loss programs, food allergies, and pain and stress management
2.	Blood testing
3.	Prescriptions
4.	Hormone replacement

EXHIBIT “B”

APPLICATION FOR CANCELLATION OF A FICTITIOUS NAME PERMIT

EXHIBIT “C”

REVOLVING PROMISSORY NOTE

EXHIBIT “D”

SECURITY AGREEMENT

EXHIBIT “E”

BUSINESS ASSOCIATE AGREEMENT